Exhibit 23
                                Consent of Expert

We hereby consent to the incorporation by reference in the November 22, 1999 Form S-8 of Trimfast Group, Inc. our reports for the year ended December 31, 1998 and period ended December 31, 1997 dated June 10, 1999 relating to the financial statements of Trimfast Group, Inc. and Subsidiaries which reports appears in the Form 10-SB of Trimfast Group, Inc. These reports are currently being amended for inclusion in an amended Form 10-SB to be filed by Trimfast Group, Inc.


/s/ Weinberg & Co.
--------------------------------
Weinberg & Co., P.A.
6100 Glades Road, Suite 314
Boca Raton, Florida 33434
Telephone: (561) 487-5765
Facsimile: (561) 487-5766